Exhibit 8.1

Subsidiaries of Intercure Ltd.

Intercure Ltd. has the following subsidiary:

Subsidiary Name	Country of Incorporation	Ownership Percentage

Canndoc Ltd.	Israel	100%
Cannolam Ltd.	Israel	50.1%
Pharmazone Pharmacy Ltd	Israel	100%
Ahuza Pharmacy D.Y Ltd.	Israel	100%
Maayan Haim Pharmacy 2015 Ltd	Israel	51%
Doron Pharmacy Ltd	Israel	100%
(MSMS) Greenlog Global Ltd	Israel	100%
Hello Medical Partnership	Israel	51%
My Binyamina Club Pharm 2022 Ltd	Israel	51%
Club Pharm Ltd	Israel	100%
Bio Max Partnership	Israel	55%